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As filed with the Securities and Exchange Commission on August 23, 2002

Registration No. 33-86840

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WASHINGTON MUTUAL, INC.
(Exact name of registrant as specified in its charter)

Washington	91-1653725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Third Avenue, Suite 1500
Seattle, Washington 98101
(Address of principal executive offices, including zip code)

WASHINGTON MUTUAL, INC. EMPLOYEES' STOCK PURCHASE PROGRAM
(Full title of the plan)

Sophie Hager Hume
First Vice President and Assistant Secretary
Washington Mutual, Inc.
1201 Third Avenue, Suite 1500
Seattle, Washington 98101
(206) 461-2000
(Name, address and telephone number, including area code, of agent for service)

Copy to:
J. SUE MORGAN
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value, under the Washington Mutual Employees' Stock Purchase Program	(1)	(1)	(1)	(1)

(1)
No additional securities are being registered and registration fees were paid upon filing of the original Form S-8 Registration Statement with the Securities and Exchange Commission on November 30, 1994 (Registration No. 33-86840) for the employee benefit plan. Therefore, no further registration fee is required.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

AMENDMENT OF PRIOR REGISTRATION STATEMENT

        The Registrant's Form S-8 Registration Statement filed with the Securities and Exchange Commission (the "Commission") on November 30, 1994 (Registration No. 33-86840) (the "1994 Registration Statement") is hereby amended to provide that up to 101,808 shares of common stock (as adjusted for two stock splits of the Registrant) previously registered for issuance under the Registrant's Employees' Stock Purchase Program (the "Program") on the 1994 Registration Statement may now be issued under the Registrant's 2002 Employee Stock Purchase Plan, subject to the terms and conditions of that plan. Section 4 of the 2002 Employee Stock Purchase Plan provides that any shares not issued under the Program as of June 30, 2002, up to an aggregate maximum of 956,699 shares, will no longer be available for grant and issuance under the Program but will be available for issuance under the 2002 Employee Stock Purchase Plan.

        694,298 shares were originally registered for issuance under the Program on the 1994 Registration Statement. After adjustment for each of the Registrant's three-for-two stock splits, effective as of May 15, 2001 and June 1, 1998, respectively, the number of shares registered for issuance under the Program on the 1994 Registration Statement automatically increased to 1,562,170 shares. Of this amount, 101,808 shares remained available for issuance under the Program as of June 30, 2002 and may now be issued under the 2002 Employee Stock Purchase Plan.

        The contents of the 1994 Registration Statement referred to above are otherwise incorporated by reference into this Post-Effective Amendment No. 1 to such Registration Statement, except as described herein. Required consents and signatures are included in this Post-Effective Amendment No. 1.

Item 8. EXHIBITS

Exhibit No.	Description
*5.1	Opinion of Foster Pepper & Shefelman PLLC regarding legality of the common stock being registered
23.1	Independent Auditors' Consent
23.2	Consent of Foster Pepper & Shefelman PLLC (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney
**99.1	Washington Mutual, Inc. Employees' Stock Purchase Program

*
Previously filed as an exhibit to the 1994 Registration Statement.

**
Previously incorporated by reference in the 1994 Registration Statement to the Registrant's Current Reports on Forms 8-K dated November 29, 1994 (File No. 0-25188) and December 22, 1998 (File No. 1-4667), respectively.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement originally filed on November 30, 1994 (Registration No. 33-86840), and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 22nd day of August, 2002.

WASHINGTON MUTUAL, INC.
By:	/s/ KERRY K. KILLINGER Kerry K. Killinger Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of August, 2002.

Signature	Title
* Kerry K. Killinger	Chairman, President and Chief Executive Officer (Principal Executive Officer)
* William A. Longbrake	Vice Chair, Enterprise Risk Management and Chief Financial Officer (Principal Financial Officer)
* Robert H. Miles	Senior Vice President and Controller (Principal Accounting Officer)
* Douglas P. Beighle	Director
David Bonderman	Director
* J. Taylor Crandall	Director
* Anne V. Farrell	Director
* Stephen E. Frank	Director
Enrique Hernandez, Jr.	Director
* Phillip D. Matthews	Director

* Michael K. Murphy		Director
* Margaret Osmer-McQuade		Director
* Mary E. Pugh		Director
* William G. Reed, Jr.		Director
* Elizabeth A. Sanders		Director
* William D. Schulte		Director
* James H. Stever		Director
* Willis B. Wood, Jr.		Director
*By:	/s/ FAY L. CHAPMAN Fay L. Chapman Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
*5.1	Opinion of Foster Pepper & Shefelman PLLC regarding legality of the common stock being registered
23.1	Independent Auditors' Consent
23.2	Consent of Foster Pepper & Shefelman PLLC (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney
**99.1	Washington Mutual, Inc. Employees' Stock Purchase Program

*
Previously filed as an exhibit to the 1994 Registration Statement.

**
Previously incorporated by reference in the 1994 Registration Statement to the Registrant's Current Reports on Forms 8-K dated November 30, 1994 (File No. 0-25188) and December 22, 1998 (File No. 1-4667), respectively.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT AMENDMENT OF PRIOR REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS